Exhibit 99.1

FOR IMMEDIATE RELEASE

Ekso Bionics Reports Second Quarter 2015 Financial Results

RICHMOND, Calif., August 11, 2015 – Ekso Bionics Holdings, Inc. (OTCQB:EKSO), a robotic exoskeleton company, today reported financial results for the quarter ended June 30, 2015, as well as recent highlights.

“I am pleased to report that shipments of Ekso Bionics medical exoskeletons and utilization continue to increase,” shared Nathan Harding, chief executive officer and co-founder of Ekso Bionics. “I’m equally excited by the number of studies our partner sites have initiated on our medical exoskeletons in rehabilitation. It is clearly the right time for us to leverage that progress by initiating our own pivotal study, an important step towards becoming standard of care.”

“The commercialization push for our industrial exoskeleton by Russ Angold, co-founder and president of Ekso Labs, and his team is now in field testing and showing positive results including an increase in efficiency and the potential for reducing load and related workplace injuries,” added Harding.

Second Quarter and Recent HighlightS

•	We recognized revenue of $2.1 million for the three months ended June 30, 2015, compared to $1.2 million for the same period of 2014.

•	We shipped a net 17 new units in the three months ended June 30, 2015, as compared to 15 units for the same period of 2014. We have now sold or rented over 145 medical devices to over 100 customers.

•	We have recorded over 21,000 patient sessions with a total of 26.5 million steps, an increase of 16.5 million from one year ago.

•	We announced our SmartAssist software upgrade, the next generation of Variable Assist, as well as FES integration module, to be released in Europe this fall.

•	We held the first Exoskeleton Clinical Science Organization (ECSO) meeting; this group will lay the groundwork for the clinical evidence roadmap necessary to become part of standard of care treatment.

•	We now hold 12 U.S. patents and have an additional 40 U.S. patent applications filed. These have generated an additional 40 internationally issued patents and 49 international applications filed.

Second Quarter 2015 Financial Results

Revenue:

For the three months ended June 30, 2015

Medical device revenue increased $0.4 million, or 52%, as compared to the three months ended June 30, 2014, primarily due to the near doubling of the number of medical device sales being recognized to revenue during the three months ended June 30, 2015, as compared to the same period in the prior year. Engineering services revenue increased by $0.6 million, or 110%, as compared to the three months ended June 30, 2014, primarily due to an overall increase in Ekso Labs projects period over period.

For the six months ended June 30, 2015

Medical device revenue increased $0.8 million, 67%, as compared to the six months ended June 30, 2014, primarily due to the more than doubling of the number of medical device sales being recognized to revenue during the six months ended June 30, 2015, as compared to the same period in the prior year. Engineering services revenue increased by $0.7 million, or 70%, as compared to the six months ended June 30, 2014, primarily due to an overall increase in Ekso Labs projects period over period.

Gross Profit:

For the three months and six months ended June 30, 2015

Our gross profit for the three and six months ended June 30, 2015 increased over the prior year’s period by $457,000 and $380,000, respectively, and overall gross margins increased by 20 percentage points for the three months and were relatively flat for the six months ended June 30, 2015, as compared to the three and six months ended June 30, 2014, respectively.

The increase in medical device cost of revenue as compared to the three and six months ended June 30, 2015, exceeded the increase in associated revenue during the same periods, resulting in lower margins on medical devices, primarily due to increased levels of service expenses, which we recognize on an as-incurred basis. This increase in service expenses is a result of enhancements we are making to our fleet in order to implement numerous technological improvements we have developed subsequent to many of our units being placed into service. The Company expects this level of increased cost associated with enhancing our fleet to continue for the next quarter or two.

The drop in gross profit and margins for our medical devices was more than offset by improvements in gross profit and margins for our engineering services business during the three and six months ended June 30, 2015. The improvement in this segment was driven primarily by a better balance of higher margin projects compared to the prior year.

Operating Expenses:

For the three months ended June 30, 2015

Sales and marketing expenses increased $0.7 million, or 36%, as compared to the three months ended June 30, 2014, due to an increase in sales and marketing personnel and related resources, the greatest of which is an increase of $0.2 million in compensation related costs.

Research and development expenses increased $1.0 million, or 149%, as compared to the three months ended June 30, 2014, primarily due to an increase of $0.4 million in compensation related expenses as a result of increases in headcount and $0.2 million in development of our industrial business.

General and administrative expenses increased $0.1 million, or 3%, as compared to the three months ended June 30, 2014. The increase was primarily attributable to an increase in professional services fees primarily related to public company requirements and investor relations expenses.

For the six months ended June 30, 2015

Sales and marketing expenses increased $1.0 million, or 29%, as compared to the six months ended June 30, 2014, due to an increase in sales and marketing personnel and related resources, the greatest of which is an increase of $0.4 million in compensation related costs.

Research and development expenses increased $1.3 million, or 86%, as compared to the six months ended June 30, 2014, primarily due to an increase of $0.5 million in compensation related expenses as a result of increases in headcount and $0.3 million in expenses related to the development of our industrial business.

General and administrative expenses decreased $0.3 million, or 9%, as compared to the six months ended June 30, 2014. The decrease was primarily attributable to an overall $0.5 million decline in compensation costs. This decrease was offset by a $0.2 million increase in professional services fees primarily related to public company requirements and investor relations expenses.

Other Income (Expense), Net:

For the three months ended June 30,2015

Total other income (expenses), net decreased $60.5 million, or 100%, as compared to the three months ended June 30, 2014. The decrease of $60.5 million was primarily attributable to a non-cash benefit in the 2014 period relating to outstanding warrants, with no comparable amount in the 2015 period. The 2014 benefit of $60.5 million was attributable to warrants issued in the private placement offering in the first quarter of 2014, the value of which declined from March 31, 2014 to June 30, 2014. Due to the price-based anti-dilution provision in the warrants, the Company was required to classify the warrants as a liability and to adjust their fair value to market at each measurement period. In November 2014, the holders of a majority of the warrants approved an amendment to remove the price-based anti-dilution provisions in the warrants. As a result, the warrants are no longer recorded as a liability effective November 2014 because they met the criteria for equity treatment.

For the six months ended June 30,2015

Total other expense, net for the six months ended June 30, 2015, reflected a decrease of $17.4 million as compared to the six months period ended June 30, 2014, primarily due to a $17.0 million non-cash charge during the 2014 period relating to outstanding warrants with no comparable amount in the 2015 period. The $17.0 million of prior year warrant liability charges was attributable to warrants issued in the private placement offering in the first quarter of 2014. Interest expense decreased by $0.4 million during the six months ended June 30, 2015, as compared to the prior year periods due to the repayment of outstanding debt in January 2014.

Net Loss

The net loss for the three months ended June 30, 2015, was $5.6 million, or ($0.06) per basic and diluted share, compared to net income of $56.1 million or $0.72 per basic share and ($0.05) per diluted share for the same period of 2014. The net income in the 2014 period was primarily due to a gain of $60.5 million related to warrant liabilities.

The net loss for the six months ended June 30, 2015, was $9.8 million, or ($0.10) per basic and diluted share, compared to a net loss of $25.6 million or ($0.35) per basic and diluted share for the same period of 2014. The net loss in the 2014 period was primarily due to the $17.0 million non-cash warrant liability related charge.

Cash and Cash Equivalents

Since the Company’s inception, we have incurred recurring net losses and negative cash flows from operations. We incurred net losses of $33.7 million for the year ended December 31, 2014, and $9.8 million for the six months ended June 30, 2015. In addition, our operating activities used $15.0 million for the year ended December 31, 2014, and $8.5 million for the six months ended June 30, 2015.

Conference call and webcast details

Ekso Bionics will hold a conference call and audio webcast to discuss financial results for its second quarter 2015 and provide a general business update on Tuesday on August 11, 2015, at 4:30pm ET.

Date: August 11, 2015

Time: 4:30pm ET

Listen via Internet: http://eksobionics.equisolvewebcast.com/q2-2015

Toll-free (US and Canada): 877-407-3036

International: 201-378-4919

A webcast replay will be available on the Ekso Bionics website for 30 days.

About Ekso Bionics

Since 2005, Ekso Bionics has been pioneering the field of robotic exoskeletons, or wearable robots, to augment human strength, endurance and mobility. The Company’s first commercially available product, called the Ekso device, has helped thousands of people with paralysis take millions of steps not otherwise possible. By designing and creating some of the most forward-thinking and innovative solutions for people looking to augment human capabilities, Ekso Bionics is helping people rethink current physical limitations and achieve the remarkable.

Ekso Bionics is headquartered in Richmond, CA and is listed on the OTC QB under the symbol EKSO. To learn more about Ekso Bionics please visit us at www.eksobionics.com

Facebook: www.facebook.com/eksobionics
Twitter: @eksobionics
YouTube: http://www.youtube.com/user/EksoBionics/

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

-Financial Information Follows-

###

Media Contact:
Heidi Darling, Director of Marketing Communications
Phone: 510-984-1761 x317

E-mail: hdarling@eksobionics.com

Investor Contact:
Chad Rubin, Senior Vice President

Phone: 646 378-2947

E-mail: crubin@troutgroup.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash	$16,251	$25,190
Accounts receivable	2,394	1,549
Inventories, net	1,188	622
Prepaid expenses and other current assets	473	388
Deferred cost of revenue, current	1,876	1,551
Total current assets	22,182	29,300
Property and equipment, net	2,154	2,102
Deferred cost of revenue, non-current portion	2,515	2,017
Other assets	55	55
Total assets	$26,906	$33,474

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable, current	$43	$41
Accounts payable	2,306	783
Accrued liabilities	1,976	2,378
Deferred revenues, current portion	4,032	3,412
Total current liabilities	8,357	6,614
Deferred revenues, non-current portion	4,492	3,895
Notes payable, non-current portion	53	77
Deferred rent	69	88
Total liabilities	12,971	10,674
Stockholders' equity:
Common stock	102	102
Additional paid-in capital	95,394	94,499
Accumulated deficit	(81,561)	(71,801)
Total stockholders' equity	13,935	22,800
Total liabilities and stockholders' equity	$26,906	$33,474

       Condensed Consolidated Statement of Operations

      (in thousands, except share and per share amounts)

  (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
Medical devices	$1,048	$690	$2,033	$1,217
Engineering services	1,066	507	1,770	1,042
Total revenue	2,114	1,197	3,803	2,259

Cost of revenue:
Cost of medical devices	970	502	1,768	832
Cost of engineering services	642	650	1,130	902
Total cost of revenue	1,612	1,152	2,898	1,734

Gross profit	502	45	905	525

Operating expenses:
Sales and marketing	2,523	1,849	4,374	3,380
Research and development	1,742	699	2,725	1,468
General and administrative	1,872	1,809	3,534	3,880
Total operating expenses	6,137	4,357	10,633	8,728

Loss from operations	(5,635)	(4,312)	(9,728)	(8,203)

Other income (expense):
Interest expense	(3)	(3)	(6)	(430)
Gain (Loss) on warrant liability	0	60,458	0	(16,979)
Interest income	3	2	7	3
Other expense, net	(10)	(17)	(33)	(29)
Total other income (expense), net	(10)	60,440	(32)	(17,435)
Net income (loss)	$(5,645)	$56,128	$(9,760)	$(25,638)
Basic net income (loss) per share	$(0.06)	$0.72	$(0.10)	$(0.35)
Shares used to compute basic net income (loss) per share	102,094,158	78,497,558	101,944,359	72,688,073
Diluted net loss per share	$(0.06)	$0.05	$(0.10)	$(0.35)
Shares used to compute diluted net income (loss) per share	102,094,158	94,772,411	101,944,359	72,688,073

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended
	June 30,
	2015	2014
Net cash used in operating activities	$(8,462)	$(8,605)
Net cash used in investing activities	(559)	(675)
Net cash provided by financing activities	82	19,440
Net increase (decrease) in cash	(8,939)	10,160
Cash at beginning of the period	25,190	805
Cash at end of the period	$16,251	$10,965